Micromet Announces Pricing of Public Offering of 10 Million Shares of Common Stock

Bethesda, Maryland, March 11, 2010 – Micromet, Inc. (NASDAQ: MITI) announced today the pricing of an underwritten public offering of 10 million shares of common stock at a public offering price of $7.00 per share.  The Company has granted the underwriters a 30-day option to purchase an additional 1.5 million shares of common stock from the Company.  All of the shares in the offering are being sold by Micromet.  The closing of the offering is expected to take place on March 17, 2010, subject to the satisfaction of customary closing conditions.

The Company expects to receive net proceeds from the offering, after underwriting discount and offering expenses payable by the Company, of approximately $65.5 million million (prior to any exercise of the Underwriters’ option to purchase additional shares of common stock). The Company plans to use the net proceeds from the financing primarily for general corporate purposes, which may include research and development, capital expenditures, working capital and general and administrative expenses.

Goldman, Sachs & Co. is acting as sole book-running manager for this offering. Piper Jaffray & Co., RBC Capital Markets Corporation, Needham & Company, LLC, ROTH Capital Partners, LLC, Ladenburg Thalmann & Co. Inc., and Maxim Group LLC are acting as co- managers. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Company, Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Telephone 1-866-471-2526, or by email at prospectus-ny@ny.email.gs.com

The shares will be offered and sold pursuant to a shelf registration statement filed with the Securities and Exchange Commission on October 16, 2009 and declared effective on November 2, 2009.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy the Company's common stock, nor shall there be any sale of the common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Micromet
Micromet, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based therapies for the treatment of cancer. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® technology, as well as conventional monoclonal antibodies. Two of Micromet's BiTE antibodies and three of its conventional antibodies are currently in clinical trials.  Micromet has collaborations with a number of leading pharmaceutical and biotechnology companies, including sanofi-aventis, Bayer Schering Pharma, Merck Serono, MedImmune and Nycomed.

Safe Harbor Statement
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding the completion and timing of the offering of our securities, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include uncertainties regarding the market conditions and investor interest in the offering and other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:
Jennifer Neiman	Susan Noonan
Director, Corporate Communications	Managing Partner
Micromet, Inc.	S.A. Noonan Communications
240-235-0246	212-966-3650
Jennifer.neiman@micromet-inc.com	susan@sanoonan.com